Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AMERICAN GREETINGS CORPORATION

ARTICLE I

The name of the corporation is American Greetings Corporation (the “Corporation”).

ARTICLE II

The place in the State of Ohio where the Corporation’s principal office is located is the City of Cleveland, Cuyahoga County. The name of the Corporation’s statutory agent at such address is CSC-Lawyers Incorporating Service (Corporation Service Company), 50 W. Broad Street Suite 1800, Columbus, Ohio 43215.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under the Ohio Revised Code.

ARTICLE IV

The authorized number of shares of the Corporation is 100 shares, consisting of 100 common shares, par value $0.01 per share (“Common Shares”). Each Common Share is entitled to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action.

No holder of any class of shares of the Corporation shall have any preemptive right to acquire any unissued shares of any class or series, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.

ARTICLE V

The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine.

ARTICLE VI

Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation in the office of the Secretary of State of Ohio.

On this 9th day of August, 2013, the undersigned, being an authorized officer of the Corporation, hereby certifies that he has the requisite authority to execute these Amended and Restated Articles of Incorporation.

/s/ Christopher W. Haffke
Christopher W. Haffke
Vice President, Secretary and General Counsel